                                                                    EXHIBIT 23.1



Consent of Independent Accountants


We consent to the inclusion in this registration statement of Brylane Inc. on Form S-8 of our report dated April 12, 1997, on our audits of the consolidated balance sheet of Brylane, L.P. as of February 3, 1996 and February 1, 1997, and the related consolidated statements of income, partnership equity, and cash flows for the years ended January 28, 1995, February 3, 1996 and February 1, 1997. We also consent to the reference to our firm under the caption "Independent Public Accountants."



/s/ Coopers & Lybrand L.L.P.

Indianapolis, Indiana
August 18, 1997